NEWS                                                    [BAUSCH & LOMB GRAPHIC]
                                                        One Bausch & Lomb Place
                                                      Rochester, NY  14604-2701

For further information contact:
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Holly Houston                       Joele Frank/ Dan Katcher
716-338-8064 office                 Joele Frank, Wilkinson Brimmer Katcher
800-405-5314 pager                  212-355-4449
716-473-7104 home

             BAUSCH & LOMB ENCOURAGES WESLEY JESSEN SHAREHOLDERS TO
                                  TENDER SHARES

FOR RELEASE THURSDAY, MAY 25, 2000
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      ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) is encouraging Wesley Jessen VisionCare (Nasdaq:WJCO) shareholders to tender their shares into the Bausch & Lomb tender offer, which expires at 6:00 p.m. Eastern Time, Wednesday, May 31, 2000. The company reiterated that, if by May 31, Wesley Jessen does not enter into negotiations with Bausch & Lomb, or if less than a majority of Wesley Jessen shares have been tendered, Bausch & Lomb will let its offer expire on that date, without purchasing any Wesley Jessen shares.
      "Tendering your shares will send a clear message to Wesley Jessen's Board of Directors," said William M. Carpenter, chairman and chief executive officer of Bausch & Lomb. "Our offer remains the only known alternative to the no-premium merger with Ocular Sciences. To ensure that shareholders receive maximum value for their investment in Wesley Jessen, we encourage shareholders to tender their shares now into the Bausch & Lomb offer."

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Investor Relations Contact:
Angela Panzarella
716-338-6025 office
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This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Wesley Jessen common stock. The solicitation of offers to buy Wesley Jessen common stock is only made pursuant to the Offer to Purchase and related materials that Bausch & Lomb has made available to Wesley Jessen stockholders and have filed with the SEC as part of the tender offer statement. Wesley Jessen stockholders are able to obtain the tender offer statement, including the Offer to Purchase and related materials, for free at the SEC's Web site at www.sec.gov. Wesley Jessen stockholders are urged to carefully read those materials prior to making any decisions with respect to the offer.
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This release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC.
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Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye, dedicated to helping consumers see, look and feel better through innovative technology and design. Its core businesses include soft and rigid gas permeable contact lenses, contact lens-care products, products for ophthalmic surgery and pharmaceutical products. The company is advantaged with some of the most respected brands in the world starting with its name, Bausch & Lomb(R), and including SofLens(TM), PureVision(TM), Boston(R), ReNu(R), and Storz(R). Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company has annual revenues of approximately $1.8 billion and employs approximately 12,000 people in 35 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb's Worldwide Web site at http://www.bausch.com.
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